Filed Pursuant to Rule 433 under the Securities Act

Registration Statement No. 333-221261

November 3, 2017

CFC Member Capital Securities

CFC Member Capital Securities (MCS) allow members to invest in CFC, strengthen our capital base, and support our ability to provide funding in the future.

Features

CFC voting members that hold existing CFC securities may invest in MCS.

Members who do not currently own CFC securities can fulfill this requirement by purchasing CFC Commercial Paper or CFC Medium-Term notes.

The minimum investment in MCS is $25,000 with additional increments of $5,000.

The interest rate is set at the time of purchase; the current MCS interest rate is available on the Members’ Website.

MCS investments settle three business days after the trade date (therefore, orders must be placed three business days prior to the target settlement date).

Interest is paid semiannually via wire transfer on April 1 and October 1, or the next business day.

Notes are issued in the name of the investing CFC member and the transaction record is maintained at CFC’s trustee, U.S. Bank National Association.

MCS may be transferred to another voting member of CFC only with CFC’s prior written approval.

Investments in MCS do not count against the RUS-imposed 15-percent investment limit.

Benefits

We treat MCS as equity in calculating your debt-to-equity ratio.

Investments in MCS help CFC maintain a strong members’ investment position.

Every member investment in MCS helps CFC provide future financing for rural electric cooperatives.

How to Invest

Call CFC’s Capital Markets Desk at 800-424-2954, ext. 1750 8 a.m.-4:45 p.m. Eastern Time for assistance in making your MCS investment.

Your regional vice president can provide additional information and help you determine an appropriate investment amount.

Issuer	National Rural Utilities Cooperative Finance Corporation (CFC)

Offerees	CFC voting members

Minimum Investment	$25,000; multiples of $5,000 in excess thereof

Price of Certificate	100 percent of principal

Maturity	30 years

Restriction on Purchase and Transfer	Member Capital Securities can be transferred to a CFC voting member with CFC’s prior written consent.

Ratings	Member Capital Securities are not rated.

Voting Rights	Member Capital Securities do not contain voting rights.

Listing	Member Capital Securities are not and will not be listed.

Optional Redemption	Callable by CFC, in whole or in part, at any time after ten years from the date of issuance at 100 percent of the principal amount to be redeemed together with accrued and unpaid interest to the redemption date.

Interest Rate

The interest rate may be either fixed or floating for the term of the investment. Currently, a fixed option is available at 5.0 percent.

The interest rate is based on a 360-day year of 12 30-day months (30/360).

Interest Payments	Each April 1 and October 1 and at maturity. If an interest payment date falls on a non-business day, the interest will be paid on the succeeding business day.

Record Dates	March 15 September 15

Subordination	Member Capital Securities are subordinated to:
	•	Senior indebtedness of CFC
	•	Subordinated indebtedness holdable by or transferable to non-members of CFC
Member Capital Securities rank equally with:
	•	CFC member subordinated certificates

Payment Restriction	Payments will not be made in the event of:
	•	Default by CFC in payment of principal or mandatory prepayments of or premium, if any, sinking funds or interest on any senior indebtedness or subordinated indebtedness; or,
	•	An event of default (other than a default in the payment of principal, premium, if any, mandatory prepayments, sinking funds or interest) with respect to any senior indebtedness or subordinated indebtedness as defined herein or in the instrument under which the same is outstanding permitting the holders thereof (or of the indebtedness secured thereby) to accelerate the maturity thereof (or of the indebtedness secured thereby), and such event of default shall not have been cured or waived or shall not have ceased to exist.

Interest Deferral Options	•	Interest on Member Capital Securities can be deferred for up to 10 consecutive interest payment periods.
	•	Interest that has accrued and not been paid must be paid in full at the end of the deferral period.
	•	During a deferral period, CFC may not declare or make any payment in regard to a member’s subordinated certificate, equity or patronage capital.
	•	Additional deferral of interest may be made before the termination of any deferral period, as long as it does not exceed 10 consecutive interest payment periods or exceed the maturity of the Member Capital Securities.
	•	Upon payment of all amounts due and the deferral period’s termination, CFC can select a new deferral period based on the parameters above.

Interest Rate Deferral Notice	Member Capital Securities holders will be given 10 business days’ notice before the earlier of:
	•	Next interest payment date
	•	Required notice date of record or payment of interest